Exhibit 5.2

Stikeman Elliott LLP      Barristers & Solicitors

1155 René Lévesque Blvd. West, 40th Floor, Montréal, Quebec, Canada H3B 3V2

Tel:(514) 397-3000 Fax: (514) 397-3222 www.stikeman.com

July 17, 2006

Dollarama Group L.P.

5430 Ferrier

Montreal, Québec

H4P 1M6

Ladies and Gentlemen:

We have acted as Canadian legal counsel to Dollarama Group L.P. (“Group LP”), Dollarama Group GP Inc. (“Group GP”), Dollarama GP Inc. (“GP”), Dollarama L.P. (“LP”) and Aris Import Inc. (“Aris”) (collectively, the “Dollarama Entities”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Group LP and Dollarama Corporation (collectively, the “Co-Issuers”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Securities Act”), relating to the registration U.S.$200,000,000 principal amount of 8.875% Senior Subordinated Notes due 2012 (the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding 8 7/8% Senior Subordinated Notes due 2012 (the “Notes”) all as more fully described in the Registration Statement. The Exchange Notes will be guaranteed (the “Exchange Guarantees” and together with the Exchange Notes, the “Exchange Securities”) by GP, LP and Aris (collectively, the “Guarantors”).

The Exchange Notes will be issued under the indenture dated August 12, 2005 (the “Indenture”) by and among the Co-Issuers, the Guarantors and US Bank National Association, as trustee.

All capitalized terms used in this opinion, unless otherwise specified or unless the context otherwise requires, shall have the meanings specified in the Indenture.

Examinations

In connection with the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Indenture;

(b)	the form of Exchange Securities;

(c)	the articles of incorporation and by-laws of each of Aris, GP and Group GP;

(d)	the amended and restated limited partnership agreement dated November 29, 2004 of LP (the “LP Partnership Agreement”) among Group LP, GP and Dollarama Corporation;

MONTREAL        TORONTO        OTTAWA        CALGARY        VANCOUVER         NEW YORK        LONDON         SYDNEY

(e)	the limited partnership agreement dated November 11, 2004, together with the first amendment to the limited partnership agreement dated July 28, 2005, of Group LP (the “Group LP Partnership Agreement”) between Group GP and Dollarama Holdings L.P.;

(f)	resolutions of the directors of each of the Dollarama Entities, or where applicable, its general partner, relating to the Exchange Securities;

(g)	a certificate of compliance dated July 14, 2006 issued by Industry Canada with respect to each of Aris, GP and Group GP;

(h)	a certificate of attestation dated July 14, 2006 issued by Registraire des entreprises du Québec with respect to each of the Dollarama Entities; and

(i)	certificates of an officer of each of the Dollarama Entities, or where applicable, its general partner, dated July 17, 2006 in relation to various factual matters (collectively, the “Officer’s Certificates”).

Assumptions and reliance

In our foregoing examinations, we have assumed, without independent verification or investigation:

1.	the legal capacity of all individuals, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as original documents, and the conformity to authentic original documents of all documents submitted to us as certified, notarial, photostat or similarly reproduced copies of such original documents;

2.	the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials of the Dollarama Entities or otherwise conveyed to us by public officials; and

3.	that the certificates of compliance and the certificates of attestation referred to in paragraphs (g) and (h) above continue to be accurate on the date hereof as if issued on the date hereof; and

4.	the completeness, truth and accuracy of all facts set forth in the Officer’s Certificates.

Law

Our opinions set out below are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein, as of the date of this opinion letter.

Opinions

Based upon and relying on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	each of LP and Group LP (a) is a limited partnership formed and existing under the laws of the Province of Québec, and (b) is registered under An Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec), is not in default to file an annual declaration or to comply with a request made to it under Section 38 of that Act;

2.	each of Aris, GP and Group GP (a) is a corporation incorporated and existing under the laws of Canada pursuant to the Canada Business Corporations Act, (b) is registered under An Act respecting the legal publicity of sole proprietorships, partnerships and legal persons (Québec), is not in default to file an annual declaration, or to comply with a request made to it under Section 38 of that Act, and (c) is not discontinued and has not been dissolved under the CBCA, has sent to the Director the required annual returns and has paid all fees required under the CBCA;

3.	LP has all necessary partnership power and capacity to issue and deliver the Exchange Guarantees and to perform its obligations thereunder;

4.	Group LP has all necessary partnership power and capacity to issue and deliver the Exchange Notes and to perform its obligations thereunder;

5.	each of Aris and GP has all necessary corporate power and capacity to issue and deliver the Exchange Guarantees and to perform its obligations thereunder; and

6.	the Exchange Securities have been duly authorized by Group LP, Group GP (in its capacity as general partner of Group LP) and the Guarantors; the Exchange Securities have been validly issued by Group LP and the Guarantors and, to the extent that execution, endorsement (in the case of the Exchange Guarantees) and delivery are matters governed by the laws of the Province of Québec, executed, endorsed (in the case of the Exchange Guarantees) and delivered by each of Group GP (in its capacity as general partner of Group LP) and the Guarantors (as applicable).

For the purposes of the opinions expressed in paragraphs 1 to 2 hereof, we have relied solely on the certificates of compliance and certificats d’attestation referred to in paragraphs (g) and (h) above without any independent investigation or verification thereof.

This opinion is limited to the matters stated herein and is given solely for the benefit of the addressees hereof in connection with the transactions referred to herein and may not, in whole or in part, be disclosed to or relied upon by any other person or for any other purpose without our prior written consent, except that this opinion may be relied upon and referred to by Ropes and Gray LLP for the purposes of the opinions rendered by them in connection with the transactions referred to herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the 1933 Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.

Yours truly

/s/ Stikeman & Elliott

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